Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Willdan Group, Inc.:

We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-232438, 333-219133, 333-219129, 333-212907, 333-184823, 333-168787, 333-152951, and 333-139127) and Form S-3 (No. 333-217356) of Willdan Group, Inc. of our report dated March 5, 2020 relating to the consolidated financial statements as of December 27, 2019 and December 28, 2018 and for the years then ended, and the related notes thereto, and the effectiveness of internal control over financial reporting as of December 27, 2019, appearing in this Annual Report on Form 10-K.

 /s/ Crowe LLP

Sherman Oaks, CA

March 5, 2020